Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries to Provide for FX Driven Loss on Euro-Denominated Engine Contract;
Excluding the Provision, First Quarter Operating Income is in Line with First Quarter of 2014

CHARLOTTE, N.C., April 20, 2015 -- EnPro Industries, Inc. (NYSE: NPO) announced today that its first quarter 2015 results will include a loss provision of $6.2 million as a result of the effect of foreign exchange rates on Fairbanks Morse Engine’s (FME) euro-denominated contract with Electricite de France (EDF). Under the multi-year contract, signed in May 2014 and valued at €89.2 million, FME will provide engines for backup power for EDF’s French nuclear power facilities.

Excluding the $6.2 million loss provision, EnPro’s first quarter operating income is expected to be $17.6 million, compared to $17.4 million for the first quarter of 2014. Including the loss provision, EnPro’s first quarter operating income is expected to be $11.4 million. Excluding the loss provision, EnPro’s Power Systems segment (which is composed of FME) is expected to report segment profit of $6.8 million for the first quarter of 2015, compared to $3.3 million in the first quarter of 2014. Including the loss provision, Power Systems’ first quarter 2015 segment profit is expected to be $0.6 million. The loss provision on the EDF contract was not included in the Company’s previously provided guidance for 2015.

Since the contract was signed, the U.S. dollar has strengthened significantly against the euro, resulting in total U.S. dollar equivalent revenues, calculated at the exchange rate in effect at the end of the first quarter, falling below total projected U.S. dollar costs for the EDF contract. This evaluation is based upon the 2015 quarter-end U.S. dollar to euro exchange rate of $1.10. At the time the contract was signed, the exchange rate was $1.36. The evaluation of the impact of exchange rates on the contract will be updated on a quarterly basis for the duration of the contract.

FME’s total euro-denominated sales and purchasing volumes, including the EDF contract, other engine programs and aftermarket parts are approximately balanced. At current exchange rates, the Company expects to benefit in the future from parts sourced in euros for other engine sales contracts and aftermarket parts that are denominated in U.S. dollars. However, pursuant to applicable accounting guidelines, each contract must be accounted for separately, and a loss on one contract cannot be offset against the future benefits to be realized on other contracts, even if driven by a common factor, in this case foreign exchange rates.

EnPro’s full results for the first quarter of 2015 will be communicated in the Earnings Release and conference call scheduled for April 30, and in the Quarterly Report on Form 10-Q to be filed on or about May 6, 2015.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). They include operating income and Power Systems’ segment profit, in each case after excluding for the loss provision described above. Tables showing the effect of these non-GAAP financial measures for first quarter of 2015 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; the effect of changes in currency rates, expected volumes of purchases of parts denominated in euros used for engines to be sold in U.S. dollars; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

Reconciliation of EnPro Industries, Inc. Operating Income Excluding Loss Provision to Operating Income
(Unaudited)

For the Quarters Ended March 30, 2015 and 2014
(Stated in Millions of Dollars)

	Quarter Ended March 31,
	2015	2014
Operating Income before Provision for Loss on EDF Contract	$17.6	$17.4
Provision for Loss on EDF Contract	(6.2)	—
Operating Income	$11.4	$17.4

Reconciliation of Power Systems' Segment Profit Excluding Loss Provision to Power Systems' Segment Profit (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarter Ended March 31,
	2015	2014
Segment Profit before Provision for Loss on EDF Contract	$6.8	$3.3
Provision for Loss on EDF Contract	(6.2)	—
Segment Profit	$0.6	$3.3

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